Exhibit 99.2

GAP INC. REPORTS THIRD QUARTER NET EARNINGS INCREASED 25 PERCENT

SAN FRANCISCO – November 19, 2009 – Gap Inc. (NYSE: GPS) today reported that net earnings for the third quarter, which ended October 31, 2009, increased 25 percent to $307 million, or $0.44 per share on a diluted basis, compared with $246 million, or $0.35 per share on a diluted basis, for the same period last year.

“We’re pleased with our third quarter results, particularly our ability to deliver earnings 25 percent above last year and our highest third-quarter operating margin in a decade,” said Glenn Murphy, chairman and chief executive officer. “Looking ahead to the holiday season, we’re focused on gaining market share as we invest in marketing and present a strong value proposition to customers across our brands.”

Financial Performance Highlights

•	Third quarter diluted earnings per share increased to $0.44 from $0.35 last year.

•	Third quarter net sales increased one percent to $3.59 billion compared with $3.56 billion last year.

•	Third quarter gross margin increased 380 basis points to 42.5 percent; and third quarter operating margin increased to 13.9 percent compared with 11.1 percent last year.

•	Year to date free cash flow was $931 million.

Sales Results

Third quarter net sales were $3.59 billion, compared with $3.56 billion for the third quarter of last year. The company’s third quarter comparable store sales were flat compared with a decrease of 12 percent for the third quarter of last year.

The following table represents the company’s third quarter comparable store sales and net sales:

	Third Quarter Comparable Store Sales		Third Quarter Net Sales
	2009	2008	2009	2008
Gap North America	-7%	-7%	$987 million	$1.07 billion
Banana Republic North America	-6%	-11%	$541 million	$566 million
Old Navy North America	10%	-18%	$1.3 billion	$1.2 billion
International*	-6%	-1%	$378 million	$369 million
Gap Inc. Direct	n/a	n/a	$298 million	$284 million

*	Excludes wholesale business and franchise business

Additional Results and 2009 Outlook

Margins

Gross margin of 42.5 percent for the third quarter increased 380 basis points compared with the prior year.

Operating margin was 13.9 percent for the third quarter compared with 11.1 percent for the prior year.

Operating Expenses

Due largely to investments in fall marketing at Gap and Old Navy, operating expenses were up $40 million in the third quarter of fiscal year 2009 compared with last year.

The company expects operating expenses in the fourth quarter of fiscal year 2009 to be up about $100 million to $120 million compared with the prior year. This increase is due to increased marketing expense, higher variable store-related costs related to the company’s objective of driving comparable store sales improvement, and higher bonus expenses in the fourth quarter.

The company expects fourth quarter marketing expenses to be up about $45 million compared to the fourth quarter of last year.

Effective Tax Rate

The effective tax rate was 38.6 percent for the third quarter of fiscal year 2009. The company continues to expect that the effective tax rate will be about 39 percent for fiscal year 2009.

Share Repurchases

During the third quarter, the company repurchased approximately 4.1 million shares for $91 million. Approximately 0.6 million of the total 4.1 million shares were repurchased from individual members of the Fisher family as part of previously announced purchase agreements with them.

In a separate release today, the company announced that its board of directors authorized an additional $500 million share repurchase program, and that it has entered into new purchase agreements with members of the Fisher family. The company expects that about $20 million (approximately 4 percent) of the $500 million share repurchase program, will be purchased from these Fisher family members.

Dividends

The company paid a dividend of $0.085 per share during the third quarter.

Cash and Cash Equivalents and Short-term Investments

The company ended the third quarter with $2.4 billion in cash and cash equivalents and short-term investments. Year to date, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $931 million compared with an inflow of $519 million last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this release.

Inventory

On a year-over-year basis, the company reported that inventory per square foot was down 9 percent at the end of the third quarter of fiscal year 2009. At the end of the fourth quarter of fiscal year 2009, the company expects inventory per square foot to be about flat compared with the fourth quarter of fiscal year 2008. Please see the Financials section under the Investors tab on www.gapinc.com for the company’s explanation of numerical range guidance.

Depreciation and Amortization

The company now expects depreciation and amortization expense, net of amortization of lease incentives, for fiscal year 2009 to be about $575 million, up from its previous guidance of $550 million.

Capital Expenditures

Year to date, capital expenditures were $221 million. The company continues to expect capital spending of about $350 million for fiscal year 2009.

Real Estate

During the third quarter of fiscal year 2009, the company opened 13 store locations and closed 15 store locations. This compares with 37 openings and 17 closings for the third quarter of the prior year.

The company ended the third quarter of fiscal year 2009 with 3,143 store locations, and net square footage decreased about 0.3 percent from the end of fiscal year 2008.

Year to date, the company has opened 36 store locations, weighted towards International and Outlet, and closed 42 store locations, weighted towards Gap brand.

The company continues to expect that it will open about 50 stores and close about 100 stores for fiscal year 2009, including repositions. The company continues to expect that net square footage will decrease about 2 percent in fiscal year 2009 over last year.

The following table contains our third quarter store openings, store closings, and square footage for wholly owned stores:

	Quarter Ended October 31, 2009
	Store Locations Beginning of Q3	Store Locations Opened	Store Locations Closed	Store Locations End of Q3	Sq. Ft. (millions)
Gap North America	1,179	3	9	1,173	11.7
Gap Europe	179	2	1	180	1.6
Gap Asia	116	4	—	120	1.1
Old Navy North America	1,062	—	3	1,059	19.9
Banana Republic North America	579	4	1	582	4.9
Banana Republic Asia	27	—	—	27	0.2
Banana Republic Europe	3	—	1	2	—

Total	3,145	13	15	3,143	39.4

Webcast and Conference Call Information

Evan Price, vice president, Investor Relations, will host a summary of Gap Inc.’s third quarter fiscal year 2009 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Mr. Price will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. executive vice president and chief financial officer.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials section under the Investors tab on www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on www.gapinc.com.

November Sales

The company will report November sales on December 3, 2009.

Forward-Looking Statements

This press release and related conference call and webcast contain unaudited financial information for the third quarter of 2009 and forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) operating expenses for the fourth quarter of fiscal year 2009; (ii) driving comparable store sales improvement; (iii) higher bonus expenses in the fourth quarter of fiscal year 2009; (iv) marketing expenses for the fourth quarter of fiscal year 2009; (v) effective tax rate for fiscal year 2009; (vi) share repurchases, including repurchases from members of the Fisher family; (vii) year-over-year change in inventory per square foot at the end of the fourth quarter of fiscal year 2009; (viii) depreciation and amortization for fiscal year 2009; (ix) capital expenditures for fiscal year 2009; (x) store openings and closings for fiscal year 2009; (xi) real estate square footage for fiscal year 2009; (xii) regaining market share; (xiii) confidence about holiday product and marketing; (xiv) average unit cost savings; and (xv) returning excess cash to shareholders.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the company’s financial performance or strategies; the highly competitive nature of the company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations and renewing leases for existing store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs, structure and access to capital in future periods; the risk that changes to the company’s information technology systems may disrupt its operations; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company’s supply chain or operations; the risk that the company’s efforts to expand internationally through franchising and similar arrangements may not be successful and could impair the value of its brands; the risk that acts or omissions by the company’s third party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on the company’s reputation or operations; the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition and results of operations; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; the risk that either the company or members of the Fisher family terminate the repurchase agreements; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009. Readers should also consult the company’s quarterly report on Form 10-Q for the fiscal quarter ended August 1, 2009.

These forward-looking statements are based on information as of November 19, 2009. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2008 sales were $14.5 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Louise Callagy

(415) 427-3502

press@gap.com

Kris Marubio

(415) 427-1798

press@gap.com

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	October 31, 2009	November 1, 2008
ASSETS
Current assets:
Cash and cash equivalents	$2,173	$1,480
Short-term investments	225	75
Restricted cash	21	38
Merchandise inventory	1,999	2,224
Other current assets	636	740

Total current assets	5,054	4,557
Property and equipment, net	2,717	3,016
Other long-term assets	659	613

Total assets	$8,430	$8,186

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$188
Accounts payable	1,418	1,578
Accrued expenses and other current liabilities	1,050	1,052
Income taxes payable	6	25

Total current liabilities	2,474	2,843
Lease incentives and other long-term liabilities	975	1,018
Total stockholders’ equity	4,981	4,325

Total liabilities and stockholders’ equity	$8,430	$8,186

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

	13 Weeks Ended		39 Weeks Ended
($ and shares in millions except per share amounts)	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Net sales	$3,589	$3,561	$9,961	$10,444
Cost of goods sold and occupancy expenses	2,065	2,183	5,910	6,386

Gross profit	1,524	1,378	4,051	4,058
Operating expenses	1,024	984	2,823	2,908

Operating income	500	394	1,228	1,150
Interest, net	—	(4)	(1)	(33)

Income before income taxes	500	398	1,229	1,183
Income taxes	193	152	479	459

Net income	$307	$246	$750	$724

Weighted-average number of shares - basic	698	709	697	720
Weighted-average number of shares - diluted	704	712	701	723

Earnings per share - basic	$0.44	$0.35	$1.08	$1.01
Earnings per share - diluted	$0.44	$0.35	$1.07	$1.00

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

	39 Weeks Ended
($ in millions)	October 31, 2009	November 1, 2008

Cash flows from operating activities:
Net income	$750	$724
Depreciation and amortization (a)	431	422
Change in merchandise inventory	(478)	(667)
Other cash flows from operating activities, net	449	355

Net cash provided by operating activities	1,152	834

Cash flows from investing activities:
Purchases of property and equipment	(221)	(315)
Purchases of short-term investments	(250)	(75)
Maturities of short-term investments	25	177
Acquisition of business, net of cash acquired	—	(141)
Change in restricted cash	19	1

Net cash used for investing activities	(427)	(353)

Cash flows from financing activities:
Payments of long-term debt	(50)	—
Proceeds from share-based compensation, net of withholding tax payments	47	69
Repurchases of common stock	(106)	(593)
Excess tax benefit from exercise of stock options and vesting of stock units	3	6
Cash dividends paid	(178)	(183)

Net cash used for financing activities	(284)	(701)

Effect of exchange rate fluctuations on cash	17	(24)

Net increase (decrease) in cash and cash equivalents	458	(244)
Cash and cash equivalents at beginning of period	1,715	1,724

Cash and cash equivalents at end of period	$2,173	$1,480

(a)	Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	39 Weeks Ended
($ in millions)	October 31, 2009	November 1, 2008

Net cash provided by operating activities	$1,152	$834
Less: purchases of property and equipment	(221)	(315)

Free cash flow (a)	$931	$519

(a)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric as it represents a measure of how much cash a company has available after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.